UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2023

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9301 Amberglen Blvd, Suite 100

Austin, Texas 78729

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 869-1555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MTEM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As disclosed below, at the Special Meeting of Stockholders (the “Special Meeting”) of Molecular Templates, Inc. (the “Company”) held on August 11, 2023, the Company’s stockholders approved a proposal authorizing an amendment (the “Certificate of Amendment”) to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a one-time reverse stock split of the Company’s outstanding shares of common stock at a ratio of not less than 1-for-4 and not greater than 1-for-25.

On August 11, 2023, the Company filed with the Secretary of State of the State of Delaware the Certificate of Amendment to effect a one-time reverse stock split of the Company’s common stock, at a ratio of 1-for-15 (the “Reverse Stock Split”). The Reverse Stock Split was effective at 5 p.m. Eastern Time, after the close of trading on the Nasdaq Capital Market, on August 11, 2023 (the “Effective Time”). At the Effective Time, every 15 shares of the Company’s issued and outstanding common stock were automatically converted into one share of common stock, without any change in the par value per share. In addition, proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options, warrants and convertible securities, and to the number of shares issued and issuable under the Company’s stock incentive plans. Any stockholder who would otherwise be entitled to a fractional share of common stock created as a result of the Reverse Stock Split will be entitled to receive a cash payment in lieu thereof equal to the fractional share to which the stockholder would otherwise be entitled multiplied by the closing sales price of a share of common stock on August 11, 2023, as adjusted for the Reverse Stock Split.

Following the Reverse Stock Split, the shares of common stock will continue to trade on the Nasdaq Capital Market under the symbol “MTEM.” The new CUSIP number for the common stock following the Reverse Stock Split will be 608550 208.

The summary of the Certificate of Amendment contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Amendment, a copy of which is attached as Exhibit 3.1 of this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held the Special Meeting on August 11, 2023 at 9:00 a.m. Eastern Time in virtual format. Of the Company’s 80,612,291 shares of common stock issued and outstanding and eligible to vote as of the record date of July 17, 2023, 62,532,981 shares, or approximately 77.57% of the eligible shares of Common Stock, were present virtually or represented by proxy. A quorum was present for all matters. Each of the matters set forth below is described in detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 18, 2023. The following actions were taken at the Special Meeting:

Proposal 1

The Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split at a ratio of not less than 1-for-4 and not more than 1-for-25, with the exact ratio to be set within that range at the discretion of the Company’s Board of Directors (the “Board”) without further approval or authorization of the Company’s stockholders and with the Board able to elect to abandon such proposed amendment and not effect the reverse stock split authorized by stockholders, in its sole discretion.

Votes For	Votes Against	Votes Abstained
61,031,261	1,497,306	4,414

Proposal 2

The Company’s stockholders approved an adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt Proposal 1.

Votes For	Votes Against	Votes Abstained
60,808,141	1,133,153	15,657

Item 8.01.	Other Information.

On August 11, 2023, the Company issued a press release announcing the Reverse Stock Split. The press release is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Molecular Templates, Inc, dated August 11, 2023.

99.1	Press Release, dated August 11, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Date: August 11, 2023	By:	/s/ Eric E. Poma, Ph.D.
	Name:	Eric E. Poma, Ph.D.
	Title:	Chief Executive Officer